EXHIBIT 10.102

Hexion Holdings LLC
2019 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan
The Plan is sponsored by Hexion Holdings LLC (“Hexion Holdings”) to reward associates of Hexion Inc. (“Hexion”) and its subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purpose of promoting actions which are the most beneficial to Hexion’s short-term and long-term value creation.

Administration

The Plan shall be administered by and awards under the Plan shall be authorized by the Compensation Committee (the “Committee”) of Hexion Holdings’ Board of Managers (the “Board”). The Committee may delegate some of its authority under the Plan to management or as is otherwise stated in the Plan. The Committee has the right to amend or terminate this Plan at any time.
Plan Year
January 1, 2019 - December 31, 2019

Eligibility for Participation
Participation is based on each associate's scope of responsibility and contribution to the organization. Each participant has a plan assignment of Corporate, Business Unit or Shared Services. Participants with a plan assignment of Shared Services provide services to both Hexion and Momentive Performance Materials Holdings Inc. and its subsidiaries (“MPM”).

Plan Performance Measures
The Plan performance measures are based on three performance criteria: EBITDA, EH&S and Cash Flow.
EBITDA (sometimes also referred to as Segment EBITDA)
EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude (i) certain non-cash items, (ii) certain other income and expenses and (iii) discontinued operations. EBITDA is a critical measure on which the investment community and future shareholders will evaluate Hexion's performance. As a result, participants should be focused and incented to manage the business to achieve EBITDA targets.
Segment EBITDA will be measured for Global Hexion, and for each specified Hexion Business Unit. Participants with a plan assignment of Corporate or Business Unit have a total of fifty-five (55) percent of their incentive target based on the achievement of EBITDA targets. EBITDA achievement measured for Global Hexion and each specified Business Unit may exclude certain unusual, non-recurring items at the discretion of the Committee.
Environmental Health and Safety (EH&S)
EH&S measures environmental and safety results including (i) SIFs - severe incident factors, (ii) OIIR - occupational illness and injury rate and (iii) total environmental incidents (ERI). EH&S will be measured for Global Hexion.
Participants with a plan assignment of Corporate or Business Unit have a total of ten (10) percent of their incentive target based on the achievement of EH&S goals - five (5) percent for SIF’s and two and one-half (2.5) percent each for OIIR and ERI.

Cash Flow
Cash Flow represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt, and ultimately sustain the business through difficult economic cycles.
Cash Flow will be measured for Global Hexion and for each specified Business Unit, and may exclude certain unusual, non-recurring items at the discretion of the Committee.
Participants with a plan assignment of Corporate or Business Unit have a total of thirty-five (35) percent of their incentive target based on the achievement of Cash Flow targets.

Target Incentive
Each participant will have a target incentive opportunity expressed as a percent of his or her base salary. Plan assignments and targets are determined by the associate's business responsibilities and scope of his or her role and contributions within the organization. Participants with a plan assignment of Shared Services have an incentive opportunity based (i) fifty (50) percent on Corporate achievement and (ii) fifty (50) percent on MPM Corporate achievement as reflected in the Momentive Performance Materials Holdings Inc. 2019 Incentive Compensation Plan.

Plan Structure
The following tables depict the structure described above.

Plan Level	Segment EBITDA	EH&S	Cash Flow
Corporate	55% Global Hexion	10% Global Hexion	35% Global Hexion
Business Unit[1]	27.5% Global Hexion 27.5% Business Unit	10% Global Hexion	17.5% Global Hexion 17.5% Business Unit
Shared Services	50% Hexion Corporate 50% MPM Corporate
(1)Business Unit shall refer to the applicable business unit plan assignment as determined by the Committee.

Calculation of Incentive Payments
Payment based on the EBITDA measure will range from a minimum of one (1) percent of the EBITDA incentive opportunity to a maximum of 200 percent of the EBITDA incentive opportunity based on applicable EBITDA achievement. Payment based on the Cash Flow measure will range from a minimum of one (1) percent of the Cash Flow incentive opportunity to a maximum of 200 percent of the Cash Flow incentive opportunity based on applicable Cash Flow achievement. Payment based on the EH&S measures will range from 30 percent of the applicable EH&S incentive opportunity to a maximum of 200 percent of the applicable EH&S incentive opportunity based on the applicable EH&S achievement. There will be no payout based on EH&S achievement if, during the plan year, any incident at a Hexion site results in a fatality.
Calculation of EBITDA performance between the minimum and target performance levels and the target and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance.
Each of the performance measures is evaluated independently such that a payout for achieving one performance measure is not dependent upon the achievement of any other performance measure.

Basis for Award Payouts
Financial Results
Any Plan payouts require the prior approval of the Chairs of the Audit and Compensation Committees of the Board if they are to be made before audited financial results have been formally approved and publicly announced.
Plan Assignments
Any change in a participant’s plan assignment that is not related to a job transfer must be approved by an appropriate Vice President.

Shared Services Plan Assignment Calculation
Following the final determination of payouts, participants with a plan assignment of Shared Services will receive a payout equal to the greater of (i) the payout earned under the Shared Services plan assignment and (ii) the payout earned under the Corporate plan assignment.
Limitations
The Committee may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the plan year.
Eligibility Requirement
In order to receive an incentive payment, a plan participant must be actively employed by Hexion on the incentive payment date unless, following the final day of the Plan Year, one of the following situations arises:

i.	Participant is involuntarily terminated without cause;

ii.	Participant dies or is terminated due to disability; or

iii.	Participant retires having reached age 55 with at least ten years of service.
Payments
Payouts under the Plan are generally made no later than the last payroll period in the second quarter, following the end of the Plan Year. Incentive payments are subject to applicable taxes, garnishment, and wage orders.
Proration of Payments
Proration of payments will be made on a daily basis. A participant's incentive payment will be prorated for any of the following conditions:

a.	New Hires: Awards to participants who commenced employment during the Plan Year will be prorated.

b.
Salary: Awards will be calculated based on the participant's base salary as of July 1st. Awards to participants whose base salary changes after July 1 will be prorated. Changes to part-time status will be adjusted for accordingly.

c.	Job Changes or Transfers: Awards to participants who experience a job change or transfer during the Plan Year-which results in a different ICP target or plan assignment-will be prorated.

d.
Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks (84 days), the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the associate will receive a prorated incentive.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.